EXHIBIT 99.1

              PETMED EXPRESS, INC. CONFERENCE CALL

                 FIRST QUARTER FINANCIAL RESULTS

                         August 12, 2003

                          5:00 p.m. EDT

Coordinator    Welcome to the PetMed Express, Inc., doing
               business as 1-800-PetMeds, conference call to review the financial results for the first quarter ended June 30, 2003.

               At the request of the company, this conference is being recorded. Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and non-prescription medications, along with health and nutritional supplements for dogs and cats, direct to the consumer.

               1-800-PetMeds markets its products through national television, on-line and direct mail advertising campaigns, which direct customers to order by phone or on the Internet and which increased the recognition of the 1-800-PetMeds brand name.

               1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery.

               At this time I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce
               Rosenbloom.  Sir, you may begin.

B. Rosenbloom  I would like to welcome everybody here today.
               Before I turn the call over to Mendo Akdag, I would like to remind everyone that the first portion of the conference call will be listen-only, until the question and answer session, which will be later in the call.

               Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission, that may involve a number of risks and uncertainties.
               These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operation in our most recent annual report and other filings of the Securities and Exchange Commission.


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               Now let me introduce Today's speaker, Mendo Akdag,
               the Chief Executive Officer of 1-800-PetMeds.

M. Akdag Thank you, Bruce. Welcome, everybody. We will first review the highlights of our financial results. We'll compare our first fiscal quarter ended on June 30, 2003 with first fiscal quarter ended on June 30, 2002.

               For the first quarter, ended on June 30, 2003, our sales were $30.4 million, compared to sales of $14.8 million for the same period the prior year. This was a105% increase in sales and it was primarily due to increased advertising, increase in reorders, boosted with our free shipping promotion.

               For the same time period, net income was $1.4 million, $0.06 diluted per share versus $900,000, $0.04 diluted per share.

               In the quarter we acquired 234,000 new customers, compared to 121,000 for the same period the prior year. Our reorder sales increased by 117%, to $12.5 million, compared to reorder sales of $5.8 million. Almost 50% of the orders were placed on our Web site.

               There is seasonality in our business, due to flea, tick and heartworm medications that we sell. The first quarter ended on June 30, 2003 was our peak season.

               If you look at our gross profits, our gross profit percent of sales was 39%, compared to 42% for the same quarter the prior year. This decrease was mainly due to our free shipping promotion.

               We are pleased to announce that our general and administrative expenses, as a percent of sales, went down to 10%, compared to 14% for the same quarter prior year. The 4% improvement was due to economies of scale gained with increased sales.

               Also, almost 50% of our customers order from our Web site, compared to 39% for the same quarter the prior year.

               Sales per employee increased by about 58%.

               We spent $6.5 million in advertising, versus $2.8 million for the same quarter the prior year. We were very aggressive, as we said we were going to be, to capture market share during our peak season. And we will continue to be aggressive.

               If you look at our balance sheet, our working capital increased by $2.5 million to $5.6 million since March 31, 2003, in three months. And our net worth increased by $2.6 million, to $8.2 million at the same time period. Both increases were due to increase in net income and also exercise of some stock option. Overall, we are very pleased with the results.


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               Now, I would also like to give you a brief
               overview on some of our current initiatives. We are working on a new advertising campaign and a new catalogue for our fall and winter season. We expect to launch the new campaigns the beginning of October.

               We signed an amendment to our lease agreement, to add 8,000 square feet to our warehouse, with the option of an additional 3,600 square feet. This is effective October 1, 2003, really to prepare us for next spring, our next peak season.

               Also, we're negotiating to increase our credit line. Listing on a major exchange is a key focus for us. We're evaluating all of our options. We'll update you when something definitive takes place.

               We're also pleased to announce Mr. Frank Formica joined our board as an independent board member yesterday. Mr. Formica held various positions with NASD for 29 years. He adds another dimension to our board and now the majority of our board members are independent.

               Operator, we are ready to take questions now.

Coordinator    Thank you, sir.

               Our first question is from Eric Moquist of Noble
               Financial.

E. Moquist     Well, congratulations gentlemen, on the fine
               quarter.

M. Akdag       Thank you Eric.

E. Moquist     One question as it relates to the margins going
               forward, the gross margins. Do you expect maybe, perhaps, an improvement in the margins for the remainder of the year, versus the roughly 39% margins that we saw this last quarter, perhaps in a change of any free order status at it relates to the dollar amount? What are your plans on improving margins?

M. Akdag Eric, as you probably know, we don't have any guidance out there. What I can tell you is we're going to continue, at this time, with our free shipping promotion. We surveyed our customers, and our customers like it. Obviously we need to be competitive in the marketplace to continue to be successful.

               We are expecting slight improvements on our gross margins going forward.

Coordinator    Our next question is from Ajay Sekhand of Mosaic
               Capital.

A. Sekhand     I wanted to ask you, for the last quarter, in your
               press release you had mentioned how the next quarter was tracking. I was wondering if you could do the same for this quarter right now?


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M. Akdag       I'd prefer not to.  Last quarter we had more than
               two months under our belt. Right now we only have about five weeks under our belt, so I'd prefer not.

Coordinator    Our next question is from Ryan Parker of Equity
               Brief.

R. Parker      Hi guys, great quarter.  Eric got my first
               question about the margins. My first question involves, does anybody have the average purchase amount in Q1? I know the average purchase amount was $71.00 last year.

M. Akdag The Q1 average purchase was $74.00, but keep in mind that that was our peak season and it typically goes down. So we are not expecting the average for the whole fiscal year to change from $71.00. But it was $74.00 for the first quarter.

R. Parker      You said that you added 234,000 new customers in
               Q1. Do you, by chance, have the total amount of customers that you have in your database right now?

M. Akdag As of June 30th we have approximately 900,000 customers, which are customers who have purchased from us in the last 18 months.

Coordinator    Our next question is from David Centa.

D. Centa I wanted to ask about what is happening in terms of geographical diversification? We've seen, with the advertising campaign, a little broadening out. If you could say, at this point, maybe what the top five states are?

M. Akdag We're truly national, so we don't do any regional advertising. The top states are the southern states, the hot states, due to the flea and tick medications that we sell. The top states would be California, Florida, Texas, New York and New Jersey, but all of our advertising is national.

Coordinator    Our next question is from TJ Marolda of Noble
               Financial.

TJ Marolda     Good afternoon, gentlemen.  Congratulations on a
               great quarter. Just have a quick question regarding the private label business. Do you see that increasing as a percentage of sales, and could attribute to higher margins in the future?

M. Akdag It is increasing, not only our private label, but there are some other medications that are generic substitutions. But it's not a major part of the business right now, so I wouldn't get too excited about it, but it should help the margins.

Coordinator    We have a follow-up question from Ryan Parker of
               Equity Brief.

R. Parker      I have one more question.  What is the anticipated
               tax rate for fiscal '04?

M. Akdag       My guess is 36%.  Bruce, am I right?


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B. Rosenbloom  That's correct.  For the fiscal year ending March
               31, 2003 it was a little less than 36%, due to some of the tax advantages that we were able to receive. Overall, I would say about 36% would be a correct number for the next coming year.

Coordinator    Our next question is from Robert Johnson of
               Fauhnestock.

R. Johnson     Congratulations on a great quarter, guys.  What is
               the customer loyalty? What I mean buy that is, you say you have 900,000 customers; how frequently do they reorder? And how many of those customers of the 900,000 have reordered within, let's say, the last six months?

M. Akdag How we measure that is we look at the reorders as a percent of prior year sales or prior period sales. I can tell you that the first fiscal quarter of June 2003 comparison to the same quarter prior year, I believe, was about 84%.

R. Johnson     Eighty-four percent, that's good.  And relative to
               those reorders then, you said the average, I think, was about $74.00 per order?

M. Akdag Seventy-one dollars overall. It was $74.00 over the last quarter.

R. Johnson     And what's the frequency?  How often does somebody
               reorder, one of your customers?

M. Akdag About 1.3 times a year, so about every nine months.

R. Johnson     What was your customer acquisition cost this past
               quarter, any ballpark idea on that?

M. Akdag I think it's either $27.00 or $28.00. Six and one half million we spent and we got 234,000 customers, so Bruce can do the math.
               Approximately $27.00 or $28.00.

R. Johnson     Yes, I got my abacus out.  Thanks, I appreciate it
               very much.

Coordinator    We have a follow-up question from David Centa.

D. Centa What is your current thinking on just the overall size of the market that you're trying to capture here? And what percentage of that market could be realized through direct marketing sales, like your business?

M. Akdag The market is estimated at about $3 billion. Traditionally, the majority of the medications that we sell have only been available through veterinarians. So we are a new alternative distribution channel offering the consumers savings and convenience.

               Our estimate - and this is an estimate - about 4% or 5% of the market is now being serviced by our category, direct to the consumer the direct mail category. We would expect that - our guess is - it will grow to 15% to 20% of the market within the next 3-5 years.

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               Does that answer your question?

D. Senta       It does, thanks.

Coordinator    At this time we show no further questions, sir.

M. Akdag Okay - closing remarks. We would like to close with giving you some idea of long-term prospects of the company. As I said, we're a new alternative distribution channel in an estimated $3 billion industry, offering the consumer savings and convenience.

               We're the leader in our category. There is a strong demand from pet owners for our channel of distribution, which may accelerate with consumers becoming more comfortable with ordering through the Internet. So there's a continued strong growth opportunity for us.

               We have a powerful brand name, 1-800-PetMeds. We have shown a dramatic growth model in the last two years. We have an experienced management team in place and we also have the technology operating infrastructure in place.

               We're very pleased with the results so far and we're excited about the future prospects of the company.

               Thank you for joining us.

Coordinator    Thank you for participating in today's conference
               call.  Have a nice day.




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